EX-8.1 2 exhibits8_1.htm EXHIBIT 8.1

List of subsidiaries of Pampa Energía S.A.

1) Subsidiaries	Country

Central Piedra Buena S.A.	Argentina
Compañía Anónima Mixta San Carlos S.A.	Venezuela
Corod Producción S.A.	Venezuela
CPB Energía S.A.	Argentina
EcuadorTLC S.A.	Ecuador
Electricidade Com S.A.	Brasil
Empresa Distribuidora y Comercializadora Norte S.A.	Argentina
Enecor S.A.	Argentina
Hidroeléctrica Diamante S.A.	Argentina
Hidroeléctrica Los Nihuiles S.A.	Argentina
Pampa Cogeneración S.A.	Argentina
Pampa Comercializadora S.A.	Argentina
Pampa Inversiones S.A.	Uruguay
Pampa Participaciones S.A.	Argentina
Parques Eólicos Argentinos S.A.	Argentina
Parques Eólicos Fin del Mundo S.A.	Argentina
Pampa Energía Bolivia S.A.	Bolivia
Petrobras Energía Ecuador LTD	Grand Cayman
Petrobras Energía Operaciones Ecuador S.A.	Ecuador
PHA S.A.U	Argentina
Petrobras Participaciones S.L.	Spain
Petrolera San Carlos S.A.	Venezuela
Transelec Argentina S.A.	Argentina
Transporte y Servicios de Gas en Uruguay S.A.	Uruguay
Trenerec Energía Bolivia S.A.	Bolivia
Trenerec S.A.	Ecuador

2) Joint Ventures

Citelec S.A.	Argentina
Compañía de Inversiones de Energía S.A.	Argentina
Greenwind S.A.	Argentina
Empresa de Transporte de Energía Eléctrica por Distribución Troncal de la Provincia de Buenos Aires S.A.	Argentina
Compañía de Transporte de Energía Eléctrica en Alta Tensión S.A.	Argentina
Transportadora Gas del Sur S.A.	Argentina

3) Associates

Coroil S.A.	Venezuela
Inversora Mata S.A.	Venezuela
Oleoducto de Crudos Pesados Ltd.	Grand Cayman
Oleoducto de Crudos Pesados S.A	Ecuador
Oleoductos del Valle S.A.	Argentina
Petrokariña S.A.	Venezuela
Petrolera Coroil S.A.	Venezuela
Petrolera Mata S.A.	Venezuela
Petroritupano S.A.	Venezuela
Petroven-Bras S.A.	Venezuela
Petrowayú S.A.	Venezuela
Refinería del Norte S.A.	Argentina
Termoeléctrica José de San Martín S.A.	Argentina
Termoeléctrica Manueal Belgrano S.A.	Argentina
Urugua-í S.A.	Argentina